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EXHIBIT 11.1


              COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE
             (unaudited; in thousands, except per share amounts)




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
                                                   Three Months Ended      Nine Months Ended
                                                      March 31,                March 31,
                                                  ---------------------  ---------------------

                                                     1997       1996       1997        1996
                                                  --------   ----------  ---------  ----------
WEIGHTED AVERAGE SHARES:
 Common shares outstanding                           9,796        9,626     9,747        8,843
 Common equivalent shares, treasury stock method         -          483         -            -
                                                  --------   ----------  --------   ----------
                                                     9,796       10,109     9,747        8,843
                                                  ========   ==========  ========   ==========
NET INCOME (LOSS) PER COMMON SHARE
 Net income (loss)                                 $(6,923)      $2,038  $(14,616)    $(9,316)
 Share used in per common share computation          9,796       10,109     9,747        8,843
 Net income (loss) per common share                $ (0.71)      $ 0.20  $  (1.50)    $ (1.05)
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